SUB-ITEM 77(H)
                        CHANGES IN CONTROL OF REGISTRANT

Between August 31, 2004 and August 31, 2005, the percentage of shares of Daily Assets Cash Fund owned by LG Electronics Mobilecomm USA, Inc. decreased from 28.7% to approximately 10%.